For Immediate Release	Contact: Gene Bertcher
972) 407-8400

NEW CONCEPT ENERGY, INC.
REPORTS 2nd QUARTER 2011 RESULTS

Dallas, Texas (Business Wire) August 12,2011: New Concept Energy, Inc. (AMEX: GBR), ("the Company" or "NCE"), a Dallas-based oil and gas company, today reported a net gain of $66,000 and $166,000 for the three and six months ended June 30, 2011, as compared to a net loss of $275,000 and $315,000 for the comparable periods of 2010.

For the three and six months ended June 30, 2011, the Company recorded oil and gas revenues of $280,000 and $560,000 as compared to $331,000 and $601,000 for the comparable period of 2010. The changes in oil & gas revenue was due changes in the price of oil and gas in the marketplace.

For the three and six months ended June 30, 2011, the Company recorded revenues of $733,000 and $1,462,000 from its retirement property compared to $751,000 and $1,454,000 for the comparable periods in 2010. The variances between comparable periods are due to occupancy fluctuations.

For the three and six months ended June 30, 2011, the Company recorded oil and gas operating expenses of $365,000 and $700,000 as compared to $316,000 and $672,000 for the comparable period of 2010. The increase was due to an increase in drilling and related expenses.

For the three and six months ended June 30, 2011, operating expenses and lease expense at the retirement property were $514,000 and $1,095,000 as compared to $602,000 and $1,095,000 for the comparable periods in 2010.

For the three and six months ended June 30, 2011, corporate general & administrative expenses were $126,000 and $250,000 as compared to $124,000 and $323,000 for the comparable periods in 2010. The decrease is primarily due to decreased payroll costs.

For the three and six months ended June 30, 2011, interest income was $120,000 and $239,000 as compared to $114,000 and $253,000 for the comparable periods in 2010. The decrease is due to an overall reduction in the receivable on which interest is computed over the comparable periods.

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATION
(unaudited)
(amounts in thousands, except per share data)

	For the Three Months ended June 30,		For the Six Months ended June 30,
	2011	2010	2011	2010
Revenue
Oil and gas operations, net of royalties	$280	$331	$560	$601
Real estate operations	733	751	1,462	1,454
	1,013	1,082	2,022	2,055

Operating expenses
Oil and gas operations	365	316	700	672
Real estate operations	321	368	711	693
Lease expense	193	234	384	473
Corporate general and administrative	126	124	250	323
Accretion of asset retirement obligation	32	30	64	60
	1,037	1,072	2,109	2,221
Operating earnings (loss)	(24)	10	(87)	(166)

Other income (expense)
Interest income	120	114	239	253
Interest expense	(31)	(31)	(62)	(62)
Gain on sale of assets, net	-	-	-	10
Other income (expense), net	1	(368)	73	(350)
Income/(Expense)	90	(285)	250	(149)

Net income (loss) applicable to common shares	$66	$(275)	$163	$(315)

Net income (loss) per common share-basic and diluted	$0.03	$(0.14)	$0.08	$(0.16)

Weighted average common and equivalent shares outstanding - basic	1,947	1,947	1,947	1,947

NEW CONCEPT ENERGY ENERGY, INC. AND SUBSIDARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)
(amounts in thousands)
	June 30,	December 31,
	2011	2010
Assets

Current assets
Cash and cash equivalents	$32	$59
Accounts receivable from oil and gas sales	209	223
Other current assets	16	14
Total current assets	257	296

Note and interest receivable – related party	9,885	10,361

Oil and natural gas properties (full cost accounting method)
Proved developed and undeveloped oil and gas properties, net of depletion	11,736	11,789

Property and equipment, net of depreciation
Land, buildings and equipment - oil and gas operations	1,381	1,395
Other	151	156
Total property and equipment	1,532	1,551

Other assets	475	70

Total assets	$23,885	$24,067

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - CONTINUED
(unaudited)
(amounts in thousands, except share amounts)
	June 30,	December 31,
	2011	2010

Liabilities and stockholders' equity

Current liabilities
Accounts payable - trade	$208	$83
Accrued expenses	28	156
Total current liabilities	236	239

Long-term debt
Notes payable	1,367	1,308
Payable - related parties	486	953
Asset retirement obligation	2,637	2,573
Other long-term liabilities	726	723
Total liabilities	5,452	5,796

Stockholders' equity
Preferred stock, Series B	1	1
Common stock, $.01 par value; authorized, 100,000,000
shares; issued and outstanding, 1,946,935 shares
at June 30, 2011 and December 31, 2010	20	20
Additional paid-in capital	58,838	58,838
Accumulated deficit	(40,426)	(40,588)

	18,433	18,271

Total liabilities & equity	$23,885	$24,067